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Exhibit 99.1

                             For Immediate Release

                                January 5, 1999
                 First Century Bank, N.A. Announces Acquisition
             Of Hinton, West Virginia Branch of City National Bank

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Pocahontas Bankshares Corporation (OTCBB-PCHB), a multi-bank holding company headquartered in Bluefield, West Virginia, announced that on December 23, 1998, its wholly-owned subsidiary, First Century Bank, N.A. of Bluefield had entered into an agreement to purchase the Hinton, West Virginia operation of City National Bank of West Virginia, Charleston, West Virginia.

R. W. "Buz" Wilkinson, President & CEO of First Century Bank, N.A. said, "We are pleased to be entering Hinton, West Virginia with a full-service facility. We are committed to providing quality customer service to the people of Summers County." This acquisition, which is anticipated to close in the second quarter of 1999, will increase Pocahontas Bankshares' total assets to nearly $360 Million.

Pocahontas Bankshares and its banks (First Century Bank, N.A., a national bank headquartered in Bluefield, West Virginia and First Century Bank, a Virginia-state chartered bank headquartered in Wytheville, Virginia) will have ten banking offices in Mercer, Summers and Wyoming Counties in West Virginia and Tazewell and Wythe Counties in Virginia.

First Century Bank, N.A. will purchase certain assets and assume certain liabilities of City National Bank of West Virginia in Hinton, West Virginia. The total deposits of the Hinton location are about $60 Million.

First Century Bank, N. A. welcomes the new depositors and customers and will do everything in its ability to make the conversion from City National to First Century as convenient and transparent as possible. Mr. Wilkinson stated that, "Pocahontas Bankshares is extremely pleased to have this new facility in Hinton, West Virginia and we are excited about the acquisition and will welcome the opportunity to serve our new customers in the Hinton area."

"First Century Bank will celebrate its 108th anniversary this coming Fall with a long-standing banking tradition of quality service and a strong commitment to the local market in the trade area of the bank locations in West Virginia and Virginia. We feel we can offer our customers a full complement of financial products ranging from basic checking accounts to complex trust arrangements and everything in between."